Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-effective Amendment Number 1 to Registration Statement No. 333-212708 on Form F-3 and Registration Statement No. 333-199513 on Form S-8 of our reports dated April 1, 2019, relating to the consolidated financial statements of DBV Technologies S.A. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus Supplement, which is part of this Registration Statement.

/s/ Deloitte & Associés

Paris-La Défense, France

April 1, 2019